Ex. 99.1

NEWS…	Contact:	Robert S. Merritt
February 16, 2005		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS FOURTH QUARTER RESULTS

Tampa, Florida, February 16 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that net income for the three months ended December 31, 2004 was $38,699,000, equal to $0.50 per share (diluted), compared with $45,338,000 or $0.58 per share (diluted) for the same period in 2003. For the year ended December 31, 2004, net income was $159,403,000, equal to $2.05 per share (diluted) compared with $170,206,000 or $2.17 per share (diluted) for the same period in 2003. Revenues for the quarter increased by 18.0% to $846,313,000, compared with $717,483,000 during the same quarter last year. For the year, revenues increased by 20.1% to $3,292,642,000, compared with $2,742,386,000 for the same period in 2003. Approximately $19,178,000 and $83,067,000 of the quarterly and annual revenue increase, respectively, was the result of consolidation of 33 joint venture stores due to implementation of a new accounting pronouncement as discussed in the first quarter earnings release.
System-wide sales grew by 15.6% for the quarter and by 13.7% for the year ended December 31, 2004, compared with the respective periods in 2003. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales, including those of Outback Steakhouse, Inc. and those of franchisees and development joint ventures, are provided in the following supplemental tables.
Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended December 31, 2004 compared to the same quarter in 2003 changed by approximately:

Quarter ended December 31, 2004	Company-owned	Franchised and development joint venture		System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	1.1%	2.8%		1.3%
Carrabba’s Italian Grills	5.0%	N/A		5.0%
Fleming’s Prime Steakhouse and Wine Bars	15.6%	N/A		15.6%
Roy’s	10.4%	N/A		10.4%
Bonefish Grills	1.5%	12.4%	(1)	1.9%
Domestic average unit volumes
Outback Steakhouses	0.5%	2.6%		0.8%
Carrabba’s Italian Grills	1.3%	N/A		2.2%
Fleming’s Prime Steakhouse and Wine Bars	10.4%	N/A		10.4%
Roy’s	9.8%	N/A		10.6%
Bonefish Grills	1.1%	-8.6%	(1)	0.9%
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(1) Represents one restaurant for comparable store sales and four restaurants for average unit volumes.

The Company said that operating results for the quarter were below expectations as a result of previously announced weaker than anticipated sales at its Outback Steakhouse restaurants, a nine-week long surge in the price of tomatoes resulting from hurricanes that damaged the crops, approximately $1,200,000 in carrying costs for the former Chi-Chi’s properties now under development by the Company and a $1,600,000 contribution to the hurricane relief efforts in Florida.
Many restaurant and retail companies have recently announced that they are revising their accounting practices for leases as a result of changing interpretations of generally accepted accounting principles, primarily resulting in recognition of accelerated depreciation or rent expense. The Company is currently conducting a review of its accounting policies for leases and leasehold improvements, including evaluating the lease term used to calculate straight-line rent expense compared to the useful lives used to depreciate leasehold improvements. Results of this review could require adjustments to the Company’s financial statements for the current period and/or prior years, but would have no effect on historical or future cash flows or the timing of payments under the related leases. The Company intends to complete its analysis prior to filing its December 31, 2004 Form 10-K, which must be filed on or prior to March 16, 2005.
The Company will conduct a conference call today, Wednesday, February 16 at 8:30 a.m. Eastern Standard Time, to discuss its financial results for the quarter ended December 31, 2004. The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://investors.outback.com or at http://www.outback.com under the Company Info, Investor Relations links. Replay of the conference call via the Internet will be available shortly after the event at the same location.
Certain statements in the preceding paragraphs of this release and the discussion on the earnings call related to this release that are not historical statements, including statements regarding potential adjustments to reported results, are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts; consumer perception of food safety; local, regional, national and international economic conditions, the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Further information on potential factors that could affect the financial results of Outback Steakhouse, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.
The Company’s restaurant system operates in 50 states and 21 countries internationally.

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STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three months ended December 31,		Years ended December 31,
	2004	2003	2004	2003
Revenues
Restaurant sales	$841,114	$712,884	$3,274,189	$2,724,600
Other revenues	5,199	4,599	18,453	17,786
Total revenues	846,313	717,483	3,292,642	2,742,386
Costs and expenses
Cost of sales	305,130	254,529	1,193,262	983,362
Labor & other related	202,127	174,342	804,858	669,056
Other restaurant operating	183,895	148,472	699,298	566,106
Distribution expense to employee partners, excluding
stock expense	21,236	15,774	76,885	61,030
Employee partner stock buyout expense	1,829	835	7,495	4,791
Depreciation and amortization	28,160	22,610	104,310	84,876
General & administrative	40,144	31,012	142,360	109,153
Hurricane property losses	-	-	3,024	-
Provision for impaired assets and restaurant closings	-	-	2,394	5,319
Contribution for "Dine Out for Hurricane Relief"	1,607	-	1,607	-
Income from operations of unconsolidated affiliates	(658)	(1,637)	(1,725)	(6,119)
	783,470	645,937	3,033,768	2,477,574
Income from operations	62,843	71,546	258,874	264,812
Other income (expense), net	(645)	(319)	(2,104)	(1,100)
Interest income	402	314	1,349	1,479
Interest expense	(1,221)	(546)	(3,629)	(1,810)
Income before elimination of minority partners' interest and
provision for income taxes	61,379	70,995	254,490	263,381
Elimination of minority partners' interest	2,116	1,449	10,382	3,314
Income before provision for income taxes	59,263	69,546	244,108	260,067
Provision for income taxes	20,564	24,208	84,705	89,861
Net income	$38,699	$45,338	$159,403	$170,206

Basic earnings per share	$0.52	$0.61	$2.15	$2.26
Basic weighted average shares outstanding	73,806	74,785	74,117	75,256

Diluted earnings per share	$0.50	$0.58	$2.05	$2.17
Diluted weighted average shares outstanding	77,075	78,580	77,604	78,393

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of December 31, 2004
Cash	$88
Working capital	$(140)
Current portion of long-term debt	$55
Long-term debt (1)	$90
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(1) Includes $30 million of debt owed by a franchisee of the Company which is due December 31, 2008, and for which the Company provides a guarantee.

	Three months ended December 31,		Years ended December 31,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$558	$530	$2,260	$2,087
International	53	33	178	110
Total	611	563	2,438	2,197
Carrabba's Italian Grills	128	86	496	321
Other	102	64	340	207

Total company-owned restaurant sales	$841	$713	$3,274	$2,725

The following information presents sales for both the franchised and unconsolidated development joint venture restaurants. These are stores that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.
These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended December 31,		Years ended December 31,
FRANCHISED AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$106	$84	$350	$369
International	28	21	98	84
Total	134	105	448	453
Carrabba's Italian Grills	-	22	-	89
Other	3	6	12	16

Total franchise and development joint venture sales (1)	$137	$133	$460	$558
Income from franchise and development joint ventures (2)	$5	$6	$18	$22
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(1) Franchised and development joint venture sales are not included in our Company revenues as reported in our Consolidated Statements of Income.
(2) Represents the franchise royalty and portion of total income included in our Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF DECEMBER 31:	2004		2003
Outback Steakhouses
Company-owned - domestic	652	(1)	622
Company-owned - international	69		51
Franchised and development joint venture - domestic	104	(1)	101
Franchised and development joint venture - international	56		51
Total	881		825
Carrabba's Italian Grills
Company-owned	168	(1)	119
Development joint venture	-	(1)	29
Total	168		148
Bonefish Grill
Company-owned	59	(1)	32
Franchised and development joint venture	4	(1)	5
Total	63		37
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	31		23
Roy’s
Company-owned	18	(1)	17
Development joint venture	-	(1)	1
Total	18		18
Lee Roy Selmon’s
Company-owned	2		2
Cheeseburger in Paradise
Company-owned	10		2
Paul Lee's Chinese Kitchen
Company-owned	2		-

System-wide total	1,175		1,055
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(1) Two Outback Steakhouses, 29 Carrabba's Italian Grills, one Bonefish Grill and one Roy’s are now included in Company-owned stores as a result of adoption of a new accounting pronouncement in January 2004.